Exhibit 99.1

Orion Marine Group Plans to List Shares on the New York Stock Exchange

Houston, May 1, 2009 -- Orion Marine Group, Inc. (Nasdaq:OMGI) (the "Company"), a leading heavy civil marine contractor serving the infrastructure sector, today announced that it has filed an application to list its common stock on the New York Stock Exchange (“NYSE”).  Orion Marine Group expects the shares of its common stock to begin trading on the NYSE on May 14, 2009, under the symbol “ORN.” Until that time, the Company’s stock will continue to trade on The NASDAQ Global Select Market under the symbol “OMGI.”

“We are pleased to be partnering with the NYSE and look forward to a long lasting relationship,” said Mike Pearson, Orion Marine Group’s President and Chief Executive Officer. “Moving to the NYSE is an accomplishment made possible by the dedication and hard work of our team.”

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a single source turn-key solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging, and specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 75-year legacy of successful operations.

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Chris DeAlmeida, Director of Investor Relations
713-852-6506